SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                        SOUNDVIEW TECHNOLOGY GROUP, INC.
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)




                                    97737K309
                                 (CUSIP Number)




                  Conversion from Schedule 13D to Schedule 13G
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                        1
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            CUSIP No. 97737K309                                  13G                                  Page 2 of 9 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Capital Z Financial Services Fund II, L.P.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Bermuda
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         8,308,690
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH:                         8,308,690
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER


---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,308,690
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                         [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.695%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
-------------- --------------------------------------------------------------------------------------------------------------------

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            CUSIP No. 97737K309                                  13G                                  Page 3 of 9 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Capital Z Financial Services Private Fund II, L.P.

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Bermuda
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER

                                         47,410
         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH:                         47,410
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER


---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               47,410
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.044%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
-------------- --------------------------------------------------------------------------------------------------------------------

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            CUSIP No. 97737K309                                  13G                                  Page 4 of 9 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Capital Z Partners, L.P.*

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Bermuda
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER


         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                        8,356,100
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH:
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         8,356,100
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,356,100
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.739%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               PN
-------------- --------------------------------------------------------------------------------------------------------------------
*Solely in its capacity as the sole general partner of Capital Z Financial
Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P.

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            CUSIP No. 97737K309                                  13G                                  Page 5 of 9 Pages
--------------------------------------------                                              -----------------------------------------

-------------- --------------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Capital Z Partners, Ltd.*

-------------- --------------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                             (a) [ ]
                                                                                                            (b) [X]
-------------- --------------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- --------------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Bermuda
---------------------------- ----------- ------------------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER


         NUMBER OF           ----------- ------------------------------------------------------------------------------------------
          SHARES                 6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                        8,356,100
           EACH              ----------- ------------------------------------------------------------------------------------------
         REPORTING               7       SOLE DISPOSITIVE POWER
          PERSON
           WITH:
                             ----------- ------------------------------------------------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         8,356,100
---------------------------- ----------- ------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,356,100
-------------- --------------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                       [ ]
-------------- --------------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.739%
-------------- --------------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               CO
-------------- --------------------------------------------------------------------------------------------------------------------
*Solely in its capacity as the sole general partner of Capital Z Partners, L.P.

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--------------------------------                -------------------------------
      CUSIP No. 97737K309             13G               Page 6 of 9 Pages
--------------------------------                -------------------------------

Item 1.  Name of Issuer and Address of Issuer's Principal Executive Offices:

         (a) and (b) The Issuer is Soundview Technology Group, Inc. The address of the principal executive offices of the Issuer is 1700 East Putnam Avenue, Old Greenwich, CT 06870.

Item 2.  Information of Person(s) Filing

         (a) Name of Person(s) Filing:

         This statement is being filed jointly on behalf of Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z Fund II"); Capital Z Financial Services Private Fund II, L.P., a Bermuda limited partnership ("Capital Z Private Fund II"); Capital Z Partners, L.P., a Bermuda limited partnership ("Capital Z L.P."); and Capital Z Partners, Ltd., a Bermuda corporation ("Capital Z Ltd.", and together with Capital Z Fund II, Capital Z Private Fund II, and Capital Z L.P., the "Filing Parties").

         (b)  Address or Principal Business Office or, If None, Residence:

         The principal business office of each Filing Party is 54 Thompson Street, New York, New York 10012.

         (c) Citizenship:

         Each Filing Party is organized under the jurisdiction of Bermuda.

         (d)  Title of Class of Securities:

         This statement relates to the common stock of the issuer, par value $0.01 per share.

         (e)  CUSIP No.:

         The CUSIP No. for such shares is 97737K309.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)  [ ]    Broker or dealer registered under Section 15 of the Act;

         (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act;

         (c)  [ ]    Insurance company as defined in Section 3(a)(19) of the
                     Act;

         (d)  [ ]    Investment company registered under Section 8 of the
                     Investment Company Act of 1940;

         (e)  [ ]    An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);

         (f)  [ ]    An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);

         (g)  [ ]    A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);

         (h)  [ ]    A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

         (i)  [ ]    A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940;

         (j)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------                -------------------------------
      CUSIP No. 97737K309             13G               Page 7 of 9 Pages
--------------------------------                -------------------------------

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:

                  8,356,100

         (b)      Percent of Class:

                  7.739%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote

                           -0-

                  (ii)     Shared power to vote or to direct the vote

                           8,356,100

                  (iii)    Sole power to dispose or to direct the disposition of

                           -0-

                  (iv) Shared power to dispose or to direct the disposition of

                           8,356,100

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

--------------------------------                -------------------------------
      CUSIP No. 97737K309             13G               Page 8 of 9 Pages
--------------------------------                -------------------------------

Item 10.  Certification.

         (a) N/A

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 2002

                      CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

                      By: Capital Z Partners, L.P., its General Partner

                      By: Capital Z Partners, Ltd., its General Partner

                      By: /s/ David A. Spuria
                          -------------------------------------------------
                          David A. Spuria
                          General Counsel, Vice President of Administration and Secretary



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 2002

                     CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.

                     By: Capital Z Partners, L.P., its General Partner

                     By: Capital Z Partners, Ltd., its General Partner

                     By:  /s/ David A. Spuria
                          ------------------------------------------------
                          David A. Spuria
                          General Counsel, Vice President of Administration and Secretary

--------------------------------                -------------------------------
      CUSIP No. 97737K309             13G               Page 9 of 9 Pages
--------------------------------                -------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 2002

                        CAPITAL Z PARTNERS, L.P.

                        By: Capital Z Partners, Ltd., its General Partner

                        By:  /s/ David A. Spuria
                             ------------------------------------------------
                             David A. Spuria
                             General Counsel, Vice President of Administration and Secretary



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 27, 2002

                         CAPITAL Z PARTNERS, LTD.

                         By:  /s/ David A. Spuria
                              ------------------------------------------------
                              David A. Spuria
                              General Counsel, Vice President of Administration and Secretary